UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 11, 2019

000-55218

(Commission file number)

Trxade Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-3673928
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

3840 Land O’ Lakes Blvd

Land O’ Lakes, Florida

34639

(Address of principal executive offices)

800-261-0281

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 2 on Form 8-K/A (the “Second Amendment”) amends the Current Report on Form 8-K of Trxade Group, Inc. (the “Company”) filed with the U.S. Securities and Exchange Commission on July 11, 2019 (the “First Original Form 8-K”), as amended on July 19, 2019 (the “First Amendment”) relating to the execution of a Securities Purchase Agreement on July 10, 2019 with a certain accredited investor with respect to the private placement of 2,000,000 shares of our common stock at a purchase price of $0.50 per share, for gross proceeds of $1,000,000 (the “Stock Purchase”). The Securities Purchase Agreement was executed and funds were sent via check to the Company’s bank. As of the date of the First Amendment, the $1,000,000 in funds related to the Stock Purchase had not yet cleared and been released to the Company by our bank. The funds cleared, the Company accepted the funds and the transaction closed on July 30, 2019. The descriptions under Items 1.01 and 3.02 of the First Original Form 8-K are hereby amended and restated as described below.

Item 1.01. Entry into a Material Definitive Agreement.

On July 10, 2019, Trxade Group, Inc. (the “Company”) entered into a Securities Purchase Agreement included herewith as Exhibit 10.1 (the “Purchase Agreement”) with a certain accredited investor with respect to the private placement of 2,000,000 shares of our Common Stock at a purchase price of $0.50 per share, for gross proceeds of $1,000,000 (“Proceeds”). This transaction closed on July 30, 2019.

Item 3.02 Unregistered Sales of Equity Securities

The issuances of the common stock described above was exempt from registration pursuant to Section 4(2), Rule 506 of Regulation D and/or Regulation S of the Securities Act since the foregoing issuances and grants did not involve a public offering, the recipients took the securities for investment and not resale, we took take appropriate measures to restrict transfer, and the recipients were (a) “accredited investors”; (b) had access to similar documentation and information as would be required in a Registration Statement under the Act; (c) were non-U.S. persons; and/or (d) were officers or directors of the Company.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1	Form of Securities Purchase Agreement

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Trxade Group, Inc.

By:	/s/ Suren Ajjarapu
Suren Ajjarapu
Chief Executive Officer

Date: July 31, 2019